FORM 4

             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of
 1934, Section 17(a) of the Public Utility Holding Company Act of
   1935 or Section 30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person*

    Carter                    David                        A.
    (Last)                   (First)                  (Middle)

    2735 N.W. 19th Way
    (Street)

    Boca Raton,                            FL           33431
    (City)                              (State)         (Zip)


2.  Issuer Name and Ticker or Trading Symbol

    Tele-Optics, Inc. - TOPT


3.  IRS Number of Reporting Person (Voluntary)


4.  Statement for Month/Year

    March, 2002


5.  If Amendment, Date of Original
    (Month/Day/Year)


6.  Relationship of Reporting Person to Issuer
    (Check all applicable)

     XX  Director                                   XX  10% Owner

     XX  Officer (give title below)          Other (specify below)

         Secretary/Treasurer

Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned


1.  Title of     2. Transaction   3. Transaction   4.  Securities          5.  Amount of        6.  Ownership    7.  Nature of
    Security        Date             Code              Acquired (A) or         Securities           Form:            Indirect
    (Instr. 3)      (Month/Day/      (Instr. 8)        Disposed of (D)         Beneficially         Direct (D)       Beneficial
                    Year)                              (Instr. 3, 4 & 5)       Owned at             Or Indirect      Ownership
                                                                               End of               (I)              (Instr. 4)
                                                                               Month                (Instr. 4)
                                                                               (Instr. 3 & 4)
                             Code    V    Amount    (A) or (D)    Price


Common Stock     03/28/02     P           250,000       A         $.01      1,400,000                   D



   Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



Table II - Derivative Securities Acquired, Disposed or, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)


1.  Title of    2.  Conversion    3.  Trans-     4.  Transaction   5.  Number of      6.  Date            7. Title &
    Deriv-          or Exercise       action         Code              Derivative         Exercisable        Amount of
    ative           Price of          Date           (Instr. 8)        Securities         & Expiration       Underlying
    Security        Derivative        (Month/                          Acquired (A)       Date (Month/       Securities
   (Instr. 3)       Security          Day/                             or Disposed        Day/Year)          (Instr. 3 & 4)
                                      Year)                            of (D)
                                                                   (Instr. 3, 4 & 5)

                                           Code     V      (A)      (D)     Date      Expira-    Title      Amount
                                                                            Exer-     tion                  of No.
                                                                            cisable   Date                  of Shares







  Table II - Derivative Securities Acquired, Disposed or, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)

Contd...


8.  Price of     9.  Number           10.  Ownership      11.  Nature
    Derivative       of Derivative         Form of             of Indirect
    Security         Securities            Derivative          Beneficial
    (Instr. 5)       Beneficially          Security:           Ownership
                     Owned at End          Direct (D)          (Instr. 4)
                     of Month              or Indirect
                     (Instr. 4)            (I) (Instr 4.)






Explanation of Responses:



April 30, 2002
------------------------             _____/s/David A. Carter___________
Date                                 **Signature of Reporting Person

                                     David A. Carter
                                     ----------------------------------
                                     Print Name


** Intentional misstatements or omissions of facts constitute Federal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S. C 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure. (Print or Type Responses)